Exhibit 10.60

AMENDMENT NO. 1

TO THE

QUAKER CHEMICAL CORPORATION

2001 GLOBAL ANNUAL INCENTIVE PLAN

(As Amended and Restated effective January 1, 2006)

WHEREAS, Quaker Chemical Corporation (the “Company”) maintains the Quaker Chemical Corporation 2001 Global Annual Incentive Plan as amended and restated effective January 1, 2006 (the “Plan”);

WHEREAS, under Article VIII of the Plan, the Board of Directors is authorized to amend the Plan, including an amendment that may adversely affect participants if the Compensation/Management Development Committee (the “Committee”) determines that the amendment is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code; and

WHEREAS, the Committee recommends that the Board of Directors adopt this Amendment No. 1 to reflect final regulations under Section 409A of the Internal Revenue Code;

NOW THEREFORE, the Plan is hereby amended effective January 1, 2008 as follows:

1.	Section 1.14 is amended to read as follows:

1.14 “Short-Term Deferral Date” shall mean, with respect to bonus compensation payable for a Performance Period, a date within the 2 1/2 month period immediately following the last day of such Performance Period; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date the bonus award “would otherwise be payable” under Section 5.1 and the “payment date” under Section 4.1(c), the date the bonus award is actually paid to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

2.	Article V is amended by revising Section 5.4 and adding a new Section 5.5 to the end thereof to read as follows:

5.4 Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control (as defined in the Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan), each Participant who is employed by the Company on the day before such Change in Control shall be paid (a) any bonus with respect to any Performance Period ending prior to such Change in Control (based on achievement during such Period) that has not been paid to the Participant, such payment to be made on the Short-Term Deferral Date for such Performance Period, and (b) with respect to the Performance Period in which such Change in Control occurs, the amount of the bonus that would have been payable had the target level of performance been achieved for such Performance Period, such payment to be made on the Short-Term Deferral Date for such Performance Period.

5.5 Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 5.5 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 5.5, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 5.5 through the date payment is made. The provisions of this Section 5.5 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Section 409A of the Code. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Section 409A of the Code, this Plan is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 19th day of November, 2008.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ Irene M. Kisleiko	By:	/s/ D. Jeffry Benoliel
		Name:	D. Jeffry Benoliel
		Title:	VP-Global Strategy, General Counsel
& Corp. Sec.